Exhibit 99

Contact:	Jack McGregor Chief Executive Officer (225) 296-8306

Piccadilly Purchased For $80 Million
 Plans To Remain In Baton Rouge

BATON ROUGE, LOUISIANA (February 13, 2004) -- Piccadilly Cafeterias, Inc. announced that it has agreed to sell its assets and ongoing business operations to Piccadilly Investments LLC, for a cash sale price of $80 million.

The agreement is the culmination of a Section 363 bankruptcy sale process that concluded with an auction on Wednesday, February 11. The transaction, approved by Piccadilly's Board of Directors and the presiding bankruptcy judge, Raymond B. Ray, is expected to close by mid-March.

Vince Colistra, Piccadilly's Chief Restructuring Advisor and the Managing Director from Phoenix Management Services, said, "We are very pleased with the outcome of the bankruptcy auction, because it resulted in a significant increase from the $54 million initial offer we announced when the company filed for bankruptcy last year."

In addition to a voluntary chapter 11 filing, the 2003 agreement also called for Piccadilly to continue soliciting proposals from other interested parties. It was during this time that the newly formed Piccadilly Investments LLC submitted a qualifying offer of $55.8 million, resulting in a very competitive bankruptcy auction, bumping the price up to $80 million, which was $1 million higher than the preceding competing bid of $79 million.

Piccadilly Investments LLC is an acquisition company jointly owned by The Yucaipa Companies and Diversified Investment Management Group, two Los Angeles-based private equity firms. "We are excited to be acquiring Piccadilly with its long and proud tradition. It has a tremendous brand name with significant growth potential," said Ron Burkle, Managing Partner of The Yucaipa Companies.

According to its own press release, Yucaipa brings its strategic, financial and operational expertise to the companies it owns. Yucaipa has stated that its investment will provide Piccadilly with the resources to remodel, replace and revitalize existing cafeterias and expand into new locations. Yucaipa also looks forward to working with local communities and redevelopment agencies across the geographic area in which Piccadilly operates, according to the company's statement.

Jack McGregor, the acting Chief Executive Officer of Piccadilly, said the purchase "is excellent news for our loyal team members and guests," and noted that the buyer has "indicated its intention to retain Piccadilly's corporate headquarters in Baton Rouge."

Even after paying the customary break-up fee to Piccadilly's initial prospective buyer, the enhanced purchase price will allow Piccadilly to fully retire its outstanding bank debt and senior notes, and leave a substantial amount for pro rata distribution to its unsecured creditors. Unfortunately, no monies will be available for distribution to common stockholders, according to McGregor.

"Going forward, Piccadilly will have standing behind it the substantial financial resources of a highly sophisticated private equity group. We are very grateful to our guests, our team members and our board," said McGregor, "for their loyalty during these past several months."

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